Exhibit 2


                       AFFILIATION AGREEMENT

                              BETWEEN

                        FIFTH THIRD BANCORP

                                AND

                       CNB BANCSHARES, INC.

                         TABLE OF CONTENTS


                            Article I.

Mode of Effectuating Conversion of Shares; Effects of the Merger.....2

A.    The Merger.....................................................2

B.    Treatment of Fifth Third Stock.................................2

C.    Treatment of CNB Bancshares Stock..............................2

D.    Treatment of CNB Bancshares Options............................2

E.    Exchange Procedures............................................4

F.    Adjustments to Exchange Ratio..................................5

G.    Convertible Debentures.........................................6

H.    Effectiveness of Merger; Surviving Corporation.................6

I.    Articles of the Surviving Corporation..........................6

J.    Directors and Officers of the Surviving Corporation............6

K.    Regulations of the Surviving Corporation.......................6

L.    Effects of the Merger..........................................7

M.    Further Actions................................................7

N.    Filing of Documents............................................7

O.    Tax and Accounting Treatment...................................7

P.    No Dissenters' Rights..........................................7

Q.    Consolidation of Entities; Changes to Form of Merger...........7

R.    Plan or Articles of Merger.....................................8

S.    Disclosure Schedule; Standard..................................8


                            Article II.

Representations and Warranties of CNB Bancshares....................9

A.    Organization; Capitalization; Subsidiaries....................9

B.    Bank Subsidiary..............................................10

C.    Financial Statements; Regulatory Reports.....................10

D.    Title to Properties..........................................12

E.    No Material Adverse Effect...................................12

F.    Litigation; Regulatory Action................................12

G.    Ordinary Course of Business..................................13

H.    Taxes; Accounting............................................13

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


I.    Contracts....................................................13

J.    Loan Losses..................................................14

K.    Broker.......................................................14

L.    Board Approval; Corporate Authority; No Breach...............14

M.    Articles and By-laws.........................................15

N.    Compliance with Law..........................................16

O.    Intentionally Omitted........................................16

P.    Environmental Matters........................................16

Q.    Employment Matters...........................................17

R.    Investment Portfolio.........................................20

S.    Anti-takeover Provisions; No Impediments.....................21

T.    Derivative Instruments.......................................21

U.    Year 2000....................................................21

V.    Fairness Opinion.............................................22

W.    Transactions with Affiliates.................................22

X.    Expiration of Representations and Warranties.................22


                           Article III.

Representations and Warranties of Fifth Third......................22

A.    Organization.................................................22

B.    Capitalization...............................................22

C.    Intentionally Omitted........................................23

D.    Due Issuance.................................................23

E.    Financial Statements.........................................23

F.    No Material Adverse Effect...................................23

G.    Board Approval; Corporate Authority; No Breach...............23

H.    Articles and Regulations.....................................24

I.    Compliance with Law..........................................24

J.    SEC Filings; Regulatory Reports..............................25

K.    Litigation; Regulatory Action................................25

L.    Loan Losses..................................................26

M.    Tax Returns..................................................26

N.    Broker.......................................................26

O.    Investment Portfolio.........................................26

P.    Taxes; Accounting............................................27

Q.    Year 2000....................................................27

R.    Expiration of Representations and Warranties.................27


                            Article IV.

Obligations of CNB Bancshares Between the Date of this Agreement and the Effective Time.................................................27

A.    Shareholders' Meeting .......................................27

B.    No Solicitation..............................................28

C.    Valuation Adjustment.........................................29

D.    Operations in the Ordinary Course; Forbearances..............29


                            Article V.

Cooperation and Other Obligations and Other Covenants..............30

A.    Registration Statement and Proxy Statement...................30

B.    Regulatory Approvals.........................................31

C.    Reasonable Best Efforts......................................32

D.    Access to Information........................................32

E.    Employee Benefit Matters.....................................33

F.    State Takeover Statutes......................................35

G.    Affiliates...................................................35

H.    Exemption from Liability Under Section 16(b).................36

I.    Employment Agreement.........................................36

J.    Forbearances of Fifth Third..................................36

K.    Coordination of Dividends....................................36


                            Article VI.

Conditions Precedent to Closing....................................37

A.    Conditions to the Obligations of Each of the Parties.........37

B.    Additional Conditions to the Obligations of Fifth Third......38

C.    Additional Conditions to the Obligations of CNB Bancshares...38


                           Article VII.

Additional Covenants...............................................39

A.    Bank Merger..................................................39

B.    Employment Arrangements......................................39

C.    Director, Officer and Employee Indemnification...............41

D.    Notices......................................................42

E.    Entire Agreement.............................................43

F.    Electronic Funds Transfers...................................43

G.    Press Releases...............................................43

H.    Expenses.....................................................43

I.    Advice of Changes............................................43

J.    Tax and Accounting Treatment.................................44

K.    Enforcement of this Agreement................................44


                           Article VIII.

Termination........................................................44

A.    Bases for Termination........................................44

B.    Effect of Termination........................................45


                            Article IX.

Closing and Effective Time.........................................45


                            Article X.

Amendment..........................................................45


                            Article XI.

General............................................................46


                           Article XII.

Counterparts.......................................................46


APPENDIX A          OPTION AGREEMENT

APPENDIX B          FORM OF CNB BANCSHARES AFFILIATE LETTER

APPENDIX C          FORM OF FIFTH THIRD AFFILIATE LETTER

                       AFFILIATION AGREEMENT

This Affiliation Agreement (this "Agreement") dated as of June 16, 1999 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and CNB BANCSHARES, INC., a corporation organized and existing under the corporation laws of the State of Indiana, with its principal office located in Evansville, Vanderburgh County, Indiana ("CNB Bancshares").

                       W I T N E S S E T H :

WHEREAS, Fifth Third is a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended, and CNB Bancshares is a registered bank holding company registered under the Bank Holding Company Act of 1956, as amended, and Fifth Third and CNB Bancshares desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio and the State of Indiana pursuant to which at the Effective Time (as herein defined in Article IX) CNB Bancshares will be merged with and into Fifth Third, with Fifth Third as the surviving corporation (the "Merger");

WHEREAS, the Board of Directors of CNB Bancshares has determined that it is in the best interests of CNB Bancshares and its stockholders to consummate the Merger, subject to the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Fifth Third has determined that it is in the best interests of Fifth Third and its stockholders to consummate the Merger, subject to the terms and conditions set forth herein;

WHEREAS, under the terms of this Agreement each share of Common Stock, no par value per share, of CNB Bancshares (the "CNB Bancshares Common Stock"), which is issued and outstanding (excluding any treasury shares) immediately prior to the Effective Time will at the Effective Time be canceled and extinguished and converted into shares of Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement;

WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and for pooling-of-interests accounting treatment;

WHEREAS, as an inducement and condition to, and concurrently with, the execution of, this Agreement, Fifth Third and CNB Bancshares are entering into a stock option agreement (the "Option Agreement") in the form attached hereto as Appendix A;

WHEREAS, prior to the date hereof, the Board of Directors of CNB Bancshares has approved, adopted and recommended this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, and has approved (including for purposes of Chapter 42 and Chapter 43 of the Indiana Business Corporation Law (the "IBCL")) the Option Agreement, upon the terms and subject to the conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and CNB Bancshares, agree together as follows:

ARTICLE I. MODE OF EFFECTUATING CONVERSION OF SHARES; EFFECTS OF THE MERGER

A.     The Merger.  Upon the terms and conditions set forth in this
       ----------
Agreement, CNB Bancshares shall be merged with and into Fifth Third.

B.     Treatment of Fifth Third Stock.  At the Effective Time (as
       ------------------------------
defined in Article IX) all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

C.     Treatment of CNB Bancshares Stock.  1.  At the Effective Time,
       ---------------------------------
each share of CNB Bancshares Common Stock (excluding treasury shares) that is issued and outstanding immediately prior to the Effective Time will be converted by virtue of the Merger and without further action, into .8825 shares of Fifth Third Common Stock (the "Exchange Ratio"), or cash in lieu thereof for fractional shares, if any, as described in Section I.E. below, subject to adjustment as provided in Section I.F. below. At the Effective Time, all shares of CNB Bancshares Common Stock held as treasury shares and all shares of CNB Bancshares Common Stock owned by Fifth Third or any of its wholly-owned subsidiaries (other than in a fiduciary, custodial or similar capacity or owned as a result of a debt previously contracted) will be canceled and terminated and no shares of Fifth Third or other consideration will be issued in exchange therefor.

      2. At the Effective Time, all of the shares of CNB Bancshares Common Stock, whether issued or unissued (including treasury shares), will be converted as provided in this Article I, canceled and extinguished and the holders of certificated or uncertificated shares thereof shall cease to have any rights as shareholders of CNB Bancshares, other than the right to receive any dividend or other distribution with respect to such CNB Bancshares Common Stock with a record date occurring prior to the Effective Time and the right to receive the consideration provided in this Article I. After the Effective Time, there shall be no transfers on the stock transfer books of CNB Bancshares of shares of CNB Bancshares Common Stock.

D.     Treatment of CNB Bancshares Options.  1.     At the Effective
       -----------------------------------
Time, each award, option, or other right to purchase or acquire shares of CNB Bancshares Common Stock pursuant to stock options ("CNB Bancshares Rights") granted by CNB Bancshares under the stock option plans identified in the Disclosure Schedule (as defined below) ("Stock Plan"), which are outstanding at the Effective Time, whether or not vested or exercisable, shall automatically be converted into and become options with respect to Fifth Third Common Stock, and Fifth Third shall assume each CNB Bancshares Right, in accordance with the same terms and conditions of the Stock Plan and stock option agreement by which the CNB Bancshares Right is evidenced (including the immediate vesting of such CNB Bancshares Rights if provided by the terms thereof), except from and after the Effective Time, (i) Fifth Third and its Compensation Committee shall be substituted for the Committee of CNB Bancshares' Board of Directors (including, if applicable, the entire Board of Directors of CNB Bancshares) administering such Stock Plan, (ii) each CNB Bancshares Right assumed by Fifth Third may be exercised solely for shares of Fifth Third

Common Stock, (iii) the number of shares of Fifth Third Common Stock subject to such CNB Bancshares Right shall be equal to the number of shares of CNB Bancshares Common Stock subject to such CNB Bancshares Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such CNB Bancshares Right shall be adjusted by dividing the per share exercise price under each such CNB Bancshares Right by the Exchange Ratio and rounding to the nearest four decimal places. Notwithstanding, the provisions of clause (iii) of the preceding sentence, Fifth Third shall not be obligated to issue any fraction of a share of Fifth Third Common Stock upon exercise of CNB Bancshares Rights and any fraction of a share of Fifth Third Common Stock that otherwise would be subject to a converted CNB Bancshares Right shall represent the right to receive a cash payment equal to the product of such fraction and the excess, if any, of the Applicable Market Value Per Share of Fifth Third Common Stock as defined in
Section I.E. hereof over the per share exercise price of such CNB Bancshares Right (as adjusted in accordance with subparagraph (iv) of this Section I.C.2.). In addition, notwithstanding the foregoing, each CNB Bancshares Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Fifth Third agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section.

      2. At or prior to the Effective Time, Fifth Third shall take all corporate action necessary to reserve for issuance sufficient shares of Fifth Third Common Stock for delivery upon exercise of CNB Bancshares Rights assumed by Fifth Third in accordance with this Section.

      3. As soon as practicable after the Effective Time, Fifth Third shall deliver to each holder of CNB Bancshares Rights appropriate notices setting forth such holders' rights pursuant to the Stock Plan, and the agreements evidencing the grants of such CNB Bancshares Rights shall continue in effect on the same terms and conditions (subject to the conversion required by this Section I.C. after giving effect to the Merger and the assumption by Fifth Third as set forth above). To the extent necessary to effectuate the provisions of this Section I.C., Fifth Third shall deliver new or amended agreements reflecting the terms of each CNB Bancshares Rights assumed by Fifth Third and amend the Stock Plan to reflect the terms hereof.

     4. As soon as practicable after the Effective Time, Fifth Third shall file with the SEC a registration statement on the appropriate form with respect to the shares of Fifth Third Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and to maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

E.     Exchange Procedures.  1.  After the Effective Time, each holder
       -------------------
of a certificate or certificates for shares of CNB Bancshares Common Stock as of the Effective Time, upon surrender of the same duly transmitted to Fifth Third Trust Department, as exchange agent (the "Exchange Agent") (or in lieu of surrendering such certificates, in the case of uncertificated shares or lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of CNB Bancshares Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, without any interest thereon, equal in amount to the product resulting from multiplying such fraction by the per share price of Fifth Third Common Stock as reported for the NASDAQ National Market System as of the close of business on the date of the Effective Time (the "Applicable Market Value Per Share of Fifth Third

Common Stock") (such certificates and cash being hereinafter collectively referred to as the "Exchange Fund"); provided, however, that if CNB Bancshares' Dividend Reinvestment Plan is merged with Fifth Third's Dividend Reinvestment Plan, the shares of CNB Bancshares Common Stock held through CNB Bancshares' Dividend Reinvestment Plan shall be converted in the Merger into whole shares and fractional shares of Fifth Third Common Stock at the Exchange Ratio and such shares shall be held through Fifth Third's Dividend Reinvestment Plan. Within seven (7) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each CNB Bancshares shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing CNB Bancshares Common Stock in exchange for new certificates of Fifth Third Common Stock and cash in lieu of fractional shares, or for receiving certificates of Fifth Third Common Stock and cash in lieu of fractional shares with respect to uncertificated shares of CNB Bancshares Common Stock. Until so surrendered, as applicable, each uncertificated share and outstanding certificate that prior to the Effective Time represented shares of CNB Bancshares Common Stock shall be deemed for all corporate purposes to represent the right to receive the number of full shares of Fifth Third Common Stock and cash in lieu of fractional share interests into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which CNB Bancshares Common Stock shall have been so converted shall be paid with respect to such shares only when the transmittal form shall have been validly executed and delivered (and, in the case of certificated shares, the certificate or certificates evidencing shares of CNB Bancshares Common Stock shall have been so surrendered, or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

     2. Any portion of the Exchange Fund that remains unclaimed by the stockholders of CNB Bancshares for twelve months after the Effective Time shall be paid to Fifth Third. Any stockholders of CNB Bancshares who have not theretofore complied with this Section I.E. shall thereafter only look to Fifth Third for payment of the shares of CNB Bancshares Common Stock and cash in lieu of any fractional shares deliverable in respect of each share of CNB Bancshares Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of CNB Bancshares Common Stock for any amount or security delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

F.     Adjustments to Exchange Ratio.  1.     The Exchange Ratio
       -----------------------------
referred to in Section I.C. shall be adjusted so as to give the CNB Bancshares shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, or combinations or subdivisions of Fifth Third Common Stock (each, a "Share Adjustment") effected between the date of this Agreement and the Effective Time. In particular, without limiting the foregoing, if, prior to the Effective Time, Fifth Third should effect a split, reclassification or combination of the Fifth Third Common Stock, or pay or declare a stock dividend or other stock distribution in Fifth Third Common Stock, as of a record date prior to the Effective Time, appropriate and proportionate adjustments (rounded to the nearest one-ten-thousandth of a share of Fifth Third Common Stock) will be made to the Exchange Ratio and the total number of shares of Fifth Third
Common Stock to be issued in the transaction so that each shareholder of CNB Bancshares shall be entitled to receive such number of shares of Fifth Third Common Stock as such shareholder would have received pursuant to such Share Adjustment had the record date and the payment date therefor been immediately following the Effective Time of the Merger. In the event of a Share Adjustment with a record date between the date of this Agreement and the Effective Time but a payment date subsequent to the Effective Time, Fifth Third shall take all actions necessary such that on such payment date, any holder of CNB Bancshares Common Stock as of the Effective Time shall be entitled to receive such number of shares of Fifth Third Common
Stock as such shareholder would have received as a result of such Share Adjustment if the record date for such Share Adjustment had been immediately after the Effective Time.

     2. If, between the date hereof and the Effective Time, Fifth Third shall consolidate with or be merged with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Fifth Third Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that each shareholder of CNB Bancshares who would be entitled to receive shares of Fifth Third Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Fifth Third Common Stock issuable to such shareholder as provided herein, the same kind and amount of securities or assets as such shareholder would have received with respect to such shares if the Merger had been consummated, and such shareholder had received shares of Fifth Third Common Stock, immediately prior to the consummation of such Business Combination.

     3. If, prior to the Effective Time, CNB Bancshares should pay or declare a stock dividend, an appropriate adjustment (rounded to the nearest one-ten-thousandth of a share of Fifth Third Common Stock) will be made to the Exchange Ratio so as to maintain (as closely as practicable) the proportional interest in Fifth Third Common Stock which the shareholders of CNB Bancshares would otherwise have received (it being understood that in the event that CNB Bancshares shall pay or declare a 5% (1-for-20) stock dividend, in keeping with CNB Bancshares' past practice, prior to the Effective Time and CNB Bancshares does not pay or declare any other stock dividend, the Exchange Ratio would be adjusted to equal .8405).

G.     Convertible Debentures.  CNB Bancshares' outstanding 6%
       ----------------------
Convertible Subordinated Debentures due June 30, 2028 (the "Convertible Debentures"), issued to CNB Capital Trust I (of which CNB Bancshares is the beneficial owner of all of the beneficial ownership interests represented by common securities) shall remain outstanding, unchanged by reason of the Merger, except that, in accordance with the applicable provisions of the indenture under which the Convertible Debentures were issued, without any action on the part of the holder thereof, the Convertible Debentures shall no longer be convertible into CNB Bancshares Common Stock but shall thereafter be convertible only into the right to receive the number of shares of Fifth Third Common Stock the holder thereof would have been entitled to receive had such holder converted such Convertible Debentures into CNB Bancshares Common Stock immediately prior to the Effective Time. At the Effective Time, Fifth Third shall expressly assume CNB Bancshares' obligations under the Convertible Debentures as required by such indenture.

H.     Effectiveness of Merger; Surviving Corporation.  At the
       ----------------------------------------------
Effective Time, the Merger shall become effective, the separate existence of CNB Bancshares shall cease and CNB Bancshares shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

I.     Articles of the Surviving Corporation.  The Second Amended
       -------------------------------------
Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

J.     Directors and Officers of the Surviving Corporation.  1. The
       ---------------------------------------------------
Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with applicable law. At the first Board of Directors meeting held after the Effective Time, Fifth Third shall take all steps necessary to elect or appoint as Directors of Fifth Third three persons who are directors of CNB Bancshares on the date hereof (mutually selected by Fifth Third and CNB Bancshares prior to the Effective Time), with each of such persons to serve in a different class of the Fifth Third Board of Directors.

       2. The officers of Fifth Third who are in office at the time the Merger becomes effective shall continue as officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

K.     Regulations of the Surviving Corporation.  The Regulations of
       ----------------------------------------
Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

L.     Effects of the Merger.  At the Effective Time, the effects of
       ---------------------
the Merger shall be as provided by the applicable provisions of the laws of Ohio and, to the extent applicable, Indiana. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of CNB Bancshares shall cease; Fifth Third as the Surviving Corporation shall possess and have title to all assets and property (including all real estate) of every description, and every interest therein, wherever located, without reversion or impairment; and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and CNB Bancshares, and all obligations owing by or due each of Fifth
Third and CNB Bancshares shall be vested in, and become the obligations of, Fifth Third, without further act or deed; and all rights of creditors of each of Fifth Third and CNB Bancshares shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and CNB Bancshares shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time; and any proceeding pending against CNB Bancshares may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for CNB Bancshares.

M.     Further Actions.  From time to time as and when requested by the
       ---------------
Surviving Corporation, or by its successors or assigns, the officers and Directors of CNB Bancshares in office immediately prior to the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of CNB Bancshares and otherwise to carry out the purposes of this Agreement.

N.     Filing of Documents.  A certificate or articles of merger (and,
       -------------------
if required, this Agreement) shall be filed and/or recorded in accordance with the requirements of the laws of the States of Ohio and Indiana, respectively, as provided in Article IX. Such filing shall not be made until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully satisfied or effectively waived at the Closing contemplated by Article IX hereof.

O.     Tax and Accounting Treatment.  1.  The parties intend that the
       ----------------------------
Merger qualify as a

"reorganization" within the meaning of Section 368(a) of the Code. The Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

       2. The Merger is intended to qualify for pooling-of-interests accounting treatment.

P.     No Dissenters' Rights.  No holder of Fifth Third Common Stock or
       ---------------------
CNB Bancshares Common Stock shall be entitled to relief as a dissenting shareholder pursuant to the IBCL, the Ohio General
Corporation Law (the "OGCL") or otherwise.

Q.     Consolidation of Entities; Changes to Form of Merger.  The
       ----------------------------------------------------
parties agree to cooperate and take all reasonable requisite action prior to or following the Effective Time to merge or otherwise consolidate legal entities (effective at or after the Effective Time) to the extent desirable in Fifth Third's good faith judgment for commercial, regulatory or other reasons, and further agree that Fifth Third may, at any time, change the legal method of effecting the Merger (including without limitation the provisions of Article I hereof) or the contemplated merger of the Bank Subsidiary (as defined below) with and into Fifth Third Bank, Indiana on a date at or after the Effective Time to be determined by Fifth Third, with Fifth Third Bank, Indiana as the surviving corporation (the "Subsidiary Merger"), if and to the extent Fifth Third reasonably deems such change to be desirable, including, without limitation, to provide for the merger of CNB Bancshares with a wholly-owned subsidiary of Fifth Third or the merger of Civitas Bank, a Michigan banking corporation, formerly known as Citizens Bank of the MidAmerica (the "Bank Subsidiary"), with another wholly-owned subsidiary of Fifth Third; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration for the Merger to be received by the shareholders of CNB Bancshares in the Merger, (B) adversely affect the tax treatment to shareholders of CNB Bancshares, or (C) materially impede or delay receipt of any approvals referred to herein or the consummation of the transactions contemplated hereby.

R.     Plan or Articles of Merger.  At the request of Fifth Third, CNB
       --------------------------
Bancshares shall enter into a separate plan of merger or articles of merger reflecting the terms hereof (including Section I.Q.
hereof) for purposes of any filing required by the IBCL or the OGCL.

S.     Disclosure Schedule; Standard.  1.  CNB Bancshares has delivered
       -----------------------------
to Fifth Third a confidential schedule (the "Disclosure
Schedule"), executed by both CNB Bancshares and Fifth Third concurrently with the delivery and execution hereof, setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article II hereof, provided, however, that notwithstanding anything in this Agreement to the contrary (i) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section I.S.2., and (ii) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CNB Bancshares that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section I.S.2.).

       2. No representation or warranty of CNB Bancshares contained in Article II hereof (other than Section II.A.1., the first sentence of Section II.A.2., Section II.E. and Section II.L.3(i)(x).) or Fifth Third contained in Article III hereof (other than Section III.F.) shall be deemed untrue or incorrect, and CNB Bancshares and Fifth Third, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warrant contained in Article II hereof, in the case of CNB Bancshares, or
Article III hereof, in the case of Fifth Third, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. The representation and warranty contained in Section II.A.1. shall not be deemed untrue or incorrect, and CNB Bancshares shall not be deemed to have breached such representation or warranty, if such representation and warranty is untrue or incorrect only in a de minimis
                                              -- -------
respect. As used herein, the term "Material Adverse Effect" means, with respect to CNB Bancshares or Fifth Third, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of CNB Bancshares and its subsidiaries taken as a whole, or Fifth Third and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either CNB Bancshares or Fifth Third to perform its obligations under this Agreement or would otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation or reserve policies and practices in connection with or in anticipation of the Merger. Except with respect to the representations and warranties of CNB Bancshares set forth in Section II.A.1., the first sentence of
Section II.A.2. and Section II.L.3(i)(x), for all purposes of determining whether any facts or events contravening a representation or warranty contained herein constitute, individually or in the aggregate, a Material Adverse Effect, representations and warranties contained in Article II (other than Section II.E.) or Article III (other than Section III.F.) shall be read without regard to any reference to materiality or Material Adverse Effect set forth therein.

     3. CNB Bancshares shall be permitted to update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article II hereof which shall have arisen between the date hereof and the Closing Date; provided, however, that, anything herein to the contrary notwithstanding, the exceptions and other information set forth on any such updated or supplemented Disclosure Schedule shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section VI.B.1. hereof shall have been satisfied.

   ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF CNB BANCSHARES

CNB Bancshares represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and subject to the standard set forth in Section I.S. except as otherwise disclosed in the Disclosure Schedule:

A.     Organization; Capitalization; Subsidiaries.  1.  CNB Bancshares
       ------------------------------------------
(i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act; (ii) is duly authorized, in all material respects, to conduct the business in which it is engaged in all material respects; (iii) has an authorized capital stock consisting entirely of 100,000,000 shares of CNB Bancshares Common Stock and

2,000,000 shares of preferred stock, no par value per share ("CNB Bancshares Preferred Stock"); (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights, contracts, understandings or commitments entitling another person to acquire (or to receive consideration based on the value of) any securities of CNB Bancshares of any kind, other than (a) 34,781,304 shares of CNB Bancshares Common Stock, which are authorized, duly issued and outstanding as of June 11, 1999 (which amount includes shares held through CNB Bancshares' Dividend Reinvestment Plan (the "Dividend Reinvestment Plan")), all of which shares are fully paid and non-assessable, (b) options to purchase a total of not more than 1,500,000 shares of CNB Bancshares Common Stock as of June 11, 1999, which were granted to and are currently held by the present and former employees, officers, Directors and advisory directors of CNB Bancshares and/or the Bank Subsidiary or other subsidiaries of CNB Bancshares, (c) 3,336,150 shares of CNB Bancshares Common Stock issuable upon conversion of the Convertible Debentures and (d) 937,005 shares issuable pursuant to certain Benefits Plans (as defined below) as set forth in the Disclosure Schedule. Since the date referred to in clause (iv) of the preceding sentence to the date hereof, CNB Bancshares has not issued any shares, except in connection with the exercise of the options referred to in clause
(iv)(b), conversion of the Convertible Debentures referred to in clause (iv)(c), or under the Benefit Plans as set forth in the Disclosure Schedule, or any additional options. CNB Bancshares has made available to Fifth Third a correct and complete list of all options referred to in clause (iv)(b), together with the name of the holder, the exercise price, and vesting information.

     2. CNB Bancshares owns of record and beneficially free and clear of all liens and encumbrances, all of the outstanding shares of the common stock of the Bank Subsidiary, no par value per share. The Disclosure Schedule sets forth a complete and correct list of all of the CNB Bancshares' subsidiaries (the "CNB Subsidiaries"). Except for the capital stock and securities referred to in the immediately following sentence, there are no outstanding shares of capital stock or other equity securities of any such CNB Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any such CNB Subsidiary, or contracts, commitments, understandings or arrangements by which any such CNB Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the outstanding shares of capital stock or other securities evidencing ownership of the CNB Subsidiaries are validly issued, fully paid and (except as otherwise required by law) non-assessable and such shares or other securities are owned by CNB Bancshares or its wholly-owned CNB Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest with respect thereto. Other than as set forth on the Disclosure Schedule, CNB Bancshares does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, shares or equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind, other than shares, securities and interests as are not material.

B.     Bank Subsidiary.  The Bank Subsidiary is duly incorporated,
       ---------------
validly existing and in good standing as a Michigan banking corporation under the laws of the State of Michigan, and has all the requisite power and authority to conduct the banking business as now conducted by it.

C.     Financial Statements; Regulatory Reports.  1.  CNB Bancshares
       ----------------------------------------
has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of income, changes in shareholders' equity and cash flows as of and at December 31, 1998, and for the year then ended, together with the opinion of its independent certified public accountants associated therewith. CNB Bancshares has made available to

Fifth Third the Call Reports as filed with the applicable federal banking agency of the Bank Subsidiary as of and at December 31, 1996, 1997 and 1998. CNB Bancshares also has furnished to Fifth Third (i) its unaudited, consolidated condensed financial statements as at March 31, 1999, and for the three (3) months then ended, and (ii) the Bank Call Report as filed with the Federal Reserve Bank of the Bank Subsidiary for the quarter ended March 31, 1999. Such audited and unaudited consolidated financial statements of CNB Bancshares fairly present or will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of CNB Bancshares as of the date thereof, and for the years or periods covered thereby, in conformity with generally accepted accounting principles ("GAAP"), consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for year-end adjustments (consisting of normal recurring accruals)). There are no material liabilities, obligations or indebtedness of CNB Bancshares or any of the CNB Subsidiaries required to be disclosed in the financial statements (or in the footnotes to the financial statements) so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Since March 31, 1999, CNB Bancshares and the CNB Subsidiaries have not incurred any liabilities outside the ordinary course of business consistent with past practice.

     2. CNB Bancshares has made available to Fifth Third an accurate and complete copy (including all exhibits and all documents incorporated by reference) of each of the following documents as filed by CNB Bancshares with the SEC: (a) each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by CNB Bancshares or the Bank Subsidiary with the Securities and Exchange Commission (the "SEC"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act ("CNB Bancshares Reports"), and (b) each communication mailed by CNB Bancshares to its stockholders since January 1, 1997. Since January 1, 1997, CNB Bancshares has timely filed (and will timely file after the date of this Agreement) all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied (and, in the case of all reports and other documents filed after the date of this Agreement, will comply) in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of filing or mailing, as the case may be, no such registration statement, prospectus, report or proxy statement contained (and no registration statement, prospectus, report or proxy statement filed or mailed after the date of this Agreement will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but filed before the date hereof) shall be deemed to modify information as of an earlier date. No event has occurred subsequent to December 31, 1998 which CNB Bancshares is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by CNB Bancshares to Fifth Third. Other than CNB Capital Trust I, none of the CNB Subsidiaries has any class of securities registered, or is obligated to register any class of securities, under Section 12 of the Exchange Act.

     3. CNB Bancshares and the CNB Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any applicable industry self-regulatory organization or stock exchange ("SRO") and any other federal, state, local or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, "Regulatory Agencies"), and all other reports, registrations and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of CNB Bancshares and the CNB Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of CNB Bancshares, investigation into the business or operations of CNB Bancshares or the CNB Subsidiaries since January 1, 1997. To the best knowledge of CNB Bancshares, there is no unresolved violation, or material criticism or exception, by any bank Regulatory Agency with respect to any report, registration or statement relating to any examinations of CNB Bancshares or the CNB Subsidiaries.

D.     Title to Properties.  CNB Bancshares and the CNB Subsidiaries
       -------------------
have good and marketable title to all of the material properties and assets reflected in CNB Bancshares statement of financial condition as at December 31, 1998, other than properties and assets sold in the ordinary course of business since that date, and each has good and marketable title to all material properties and assets acquired by it after such date (other than properties and assets subsequently sold in the ordinary course of business), subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

E.     No Material Adverse Effect.  Since December 31, 1998, no event
       --------------------------
has occurred and no fact or circumstance shall have come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article II or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to CNB Bancshares.

F.     Litigation; Regulatory Action.  1.  There are no actions, suits,
       -----------------------------
proceedings, investigations or assessments of any kind pending, or to the best knowledge of CNB Bancshares, threatened against CNB Bancshares or the Bank Subsidiary which reasonably can be expected to result in any material liability or any material adverse change in the financial condition, operations or business of CNB
Bancshares and the Bank Subsidiary on a consolidated or separate basis, or reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement. The
Disclosure Schedule lists all pending or, to the knowledge of CNB Bancshares, threatened claims and proceedings which, in each case, seek, or could result in, damages or other amounts payable by CNB Bancshares or the CNB Subsidiaries, in excess of $1,000,000.

     2. There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of CNB Bancshares, threatened against any of the Directors or officers of CNB Bancshares or the Bank Subsidiary in their capacities as such, and no Director or officer of CNB Bancshares or the Bank Subsidiary currently is being indemnified or seeking to be indemnified by either CNB Bancshares or any of the CNB Subsidiaries pursuant to applicable law or applicable articles of incorporation, bylaws or other constituent documents or any indemnity agreements.

     3. Neither CNB Bancshares nor any of the CNB Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other governmental entity, that restricts the conduct of its business or has resulted, or could reasonably be expected to result, in a liability or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each a "CNB Regulatory Agreement"), nor has CNB
Bancshares or the Bank Subsidiary (a) been advised since January
1, 1996 by any Regulatory Agency or other governmental entity that it is considering issuing or requesting any such CNB Regulatory Agreement or (b) any actual knowledge of any pending or threatened regulatory investigation.

G.     Ordinary Course of Business.  Except as disclosed in the CNB
       ---------------------------
Bancshares Reports filed prior to the date hereof, since December 31, 1998, CNB Bancshares and the CNB Subsidiaries have each been operated in the ordinary course of business, have not made any changes in their respective capital or corporate structures, nor any material changes in their methods of business operations and have not provided any increases in employee salaries or benefits other than increases in the ordinary course of business, and have not instituted or made any announcements to institute or amend any existing employee benefit plan, policy or arrangement or any employment contract or policy. Except as disclosed in the CNB Bancshares Reports filed prior to the date hereof, since December 31, 1998 to the date hereof, CNB Bancshares has not declared or paid any dividends nor made any distributions of any other kind to its shareholders except for regular quarterly dividends not in excess of $0.24 per share.

H.     Taxes; Accounting.  1. CNB Bancshares and the Bank Subsidiary
       -----------------
have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by CNB
Bancshares or the Bank Subsidiary through the date hereof are complete and accurate in all material respects.

     2. CNB Bancshares has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or for pooling-of-interests accounting treatment.

     3. Since December 31, 1998, except insofar as required by a change in GAAP, there has been no material change in any material accounting methods, principles or practices of CNB
Bancshares or the Bank Subsidiary.

I.     Contracts. Neither CNB Bancshares nor any of the CNB
       ---------
Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) as of the date hereof, with respect to the employment, termination or compensation of any directors, executive officers, employees or material consultants (other than oral contracts of employment at will or engagement of consultants which may be terminated without material penalty), (b) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed with or incorporated by reference in the CNB Bancshares Reports,
(c) which contains any material non-compete or exclusivity provisions with respect to any business or geographic area in which business is conducted by CNB Bancshares or any of its Significant Subsidiaries (as defined in Regulation S-X of the SEC) or which restricts the conduct of any business by CNB Bancshares or any of its Significant Subsidiaries or any geographic area in which CNB Bancshares or any of its Significant Subsidiaries may conduct business or requires exclusive referrals of any business,
(d) except as contemplated by Article I hereof or as set forth in the Disclosure Schedule (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the funding, vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or together with any other event), or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (e) which would prohibit or materially delay the consummation of the Merger. CNB Bancshares has previously made available to Fifth Third true and correct copies of all employment, termination, compensation, change of control, and similar agreements (including deferred compensation) with executive officers, key employees or material consultants which are in writing and to which CNB Bancshares or any of the CNB Subsidiaries are a party. Each contract, arrangement, commitment or understanding of the type described in this Section II.I., and every agreement relating to the Convertible Debentures, whether or not set forth in the Disclosure Schedule, is referred to herein as a "CNB Contract", and neither CNB Bancshares nor any of the CNB Subsidiaries has knowledge of, or has received notice of, any violation of any CNB Contract by it or any of the other parties thereto.

J.     Loan Losses.  Since December 31, 1998, to the date hereof,
       -----------
except as disclosed in CNB Bancshares Reports filed prior to the date hereof, the Bank Subsidiary has not incurred any unusual or extraordinary loan losses which are material to CNB Bancshares and the CNB Subsidiaries on a consolidated basis; to the best knowledge of CNB Bancshares and in light of the Bank Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1998, its reserve for loan losses was, in the opinion of CNB Bancshares, adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

K.     Broker.  Except for Donaldson, Lufkin & Jenrette Incorporated
       ------
("DLJ"), whose fee in connection with the transactions contemplated by this Agreement is disclosed in the Disclosure Schedule, neither CNB Bancshares nor any of the CNB Subsidiaries has a direct or indirect commitment to any investment banker, broker, or finder in connection with this transaction and neither has incurred or will incur any obligation for any investment banker's, broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

L.     Board Approval; Corporate Authority; No Breach.  1.  The
       ----------------------------------------------
Directors of CNB Bancshares, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement and the Option Agreement and have adopted this Agreement as a "plan of merger" within the meaning of Section 23-1-40-1 of the IBCL. The Directors of CNB Bancshares have directed that the plan of merger contained in this Agreement be submitted to a vote of CNB Bancshares' shareholders at the annual or a special meeting of the shareholders to be called for that purpose.

     2. CNB Bancshares has the corporate power and authority to enter into this Agreement and the Option Agreement and to carry out its obligations hereunder and thereunder subject to required regulatory approvals and, in the case of consummation of the Merger, subject to approval by the holders of a majority of the outstanding shares of CNB Bancshares Common Stock, which is the only approval of shareholders required. This Agreement and the Option Agreement have each been duly authorized. This Agreement constitutes the valid and binding obligation of CNB Bancshares, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity.

     3. Neither the execution of the Agreement or the Option Agreement, nor the consummation of the transactions contemplated hereby and thereby (either alone or together with any other event), (i) conflicts with, results in a breach of, violates or constitutes a default under, (x) CNB Bancshares' Restated Articles of Incorporation or Amended By-laws or, to the best knowledge of CNB Bancshares, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or
(y) any agreement, arrangement, or commitment, to which CNB Bancshares or the Bank Subsidiary is subject or bound; (ii) to the knowledge of CNB Bancshares, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to CNB Bancshares or the Bank Subsidiary; (iii) terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which CNB Bancshares or the Bank Subsidiary is a party or by which CNB Bancshares' or the Bank Subsidiary's rights, properties or assets are subject or bound; or (iv) to the knowledge of CNB Bancshares, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, CNB Bancshares or the Bank Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of clauses (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude (without limitation) agreements, arrangements or commitments having a term expiring less than twelve (12) months from the date of this Agreement or which do not require the expenditure of more than $500,000 over the term of the agreement, arrangement or commitment (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Bank Subsidiary).

     4. As of the date hereof, CNB Bancshares is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

M.     Articles and By-laws.  Complete and accurate copies of the (i)
       --------------------
Restated Articles of Incorporation and Amended By-laws of CNB
Bancshares and (ii) the Articles of Incorporation and Bylaws of the Bank Subsidiary in force as of the date hereof have been delivered to Fifth Third.

N.     Compliance with Law.  To the knowledge of CNB Bancshares,
       -------------------
neither CNB Bancshares nor any of the CNB Subsidiaries nor any employee, officer or Director of any of them acting in such capacity has engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of, or material failure to comply with the regulatory requirements of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the financial condition or operations of CNB Bancshares and the CNB Subsidiaries, and neither CNB Bancshares nor any of the CNB Subsidiaries has received notice of any violations of any of the above. To the best knowledge of CNB Bancshares, CNB Bancshares and the CNB Subsidiaries possess all licenses, franchises, permits and other authorizations necessary to continue to conduct such businesses as they are presently conducted following the Effective Time without material interference or interruption.

O.     Intentionally Omitted.
       ---------------------

P.     Environmental Matters.  1.  CNB Bancshares has no knowledge of
       ---------------------
any actions, proceedings or investigations pending before any environmental regulatory body, with respect to, or, to the
knowledge of CNB Bancshares, threatened against or affecting CNB
Bancshares or the Bank Subsidiary in respect to any "facility"
owned, leased or operated by any of them (but excluding any "facility" as to
                                              ---------
which the sole interest of CNB Bancshares or the Bank Subsidiary is that of a lienholder or mortgagee, but including any
                             ---------

"facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which CNB Bancshares or the
                        ---------
Bank Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment", nor, to the best knowledge of CNB Bancshares after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which CNB Bancshares or the Bank
Subsidiary is a plaintiff or complainant.  To the knowledge of CNB
Bancshares, neither CNB Bancshares nor the Bank Subsidiary is liable in any material respect under any applicable law for any release by either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor, to the knowledge of CNB Bancshares, is CNB
Bancshares or the Bank Subsidiary liable for any material costs
(as a result of the acts or omissions of CNB Bancshares or the Bank Subsidiary or, to the best knowledge of CNB Bancshares, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over CNB
Bancshares or the Bank Subsidiary to prevent or minimize any actual or threatened release by CNB Bancshares or the Bank
Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

     2.     To the best knowledge of CNB Bancshares each
"facility" owned, leased or operated by CNB Bancshares or the Bank
Subsidiary (but excluding any "facility" as to which the sole interest of CNB
                ---------
Bancshares or the Bank Subsidiary is that of a lienholder or mortgagee, but including any "facility" which title has been taken pursuant to mortgage
---------
foreclosure or similar proceedings and including any "facility" in which CNB
                                       ---------
Bancshares or the Bank Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a Material Adverse Effect on CNB Bancshares and the Bank
Subsidiary taken as a whole.

Q.     Employment Matters.  1.  Benefit Plans.  The Disclosure Schedule
       ------------------
lists the name of each Benefit Plan (as herein defined), together with an indication of the type of plan (i.e., defined benefit, defined contribution, health and welfare, etc.) and funding status (e.g., funded trust, unfunded obligation or insurance policy).
For purposes hereof, the term "Benefit Plan" shall mean any plan, program, policy, practice, arrangement or system for the benefit of employees, former employees, directors or former directors which is contributed to or maintained by CNB Bancshares or any of the CNB Subsidiaries or for which CNB Bancshares or any of the CNB Subsidiaries have any liability (contingent or otherwise) and shall include, without limitation, (a) any retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral change in control payments or benefits or incentive benefits, whether funded or unfunded, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section
3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan. Through the date of this Agreement, neither CNB Bancshares nor any of the CNB Subsidiaries have made or have committed to make any contributions to any Benefit Plan outside the ordinary course of business and inconsistent with past practice with regard to amounts. None of the Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     2. Predecessor Plan. The term "Benefit Plan" for all purposes of this Agreement shall include each Predecessor Plan (as herein defined). For purposes hereof, "Predecessor Plan" shall mean any plan, program, policy, practice, arrangement or system as otherwise described in Section II.Q.1. which was maintained, contributed to or resulted in liability to any predecessor employer of CNB Bancshares or any of the CNB Subsidiaries since January 1, 1996. For purposes hereof, "predecessor employer" shall mean any employer, entity or business operation acquired by CNB Bancshares or any of the CNB Subsidiaries in any type of acquisition (including, without limitation, mergers, stock acquisitions and asset acquisitions).

     3. Plan Documents, Reports and Filings. CNB Bancshares or the Bank Subsidiary has provided true, complete and correct copies of all plan documents, or, if no plan document exists, a description of such Benefit Plan, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description and any material modifications thereto, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service
("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans issued within five years of the date of this Agreement.

     4. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401 of the Code (a "Qualified Benefit Plan"): (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfies the requirements of Section 401(a) of the Code, as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude, to the best knowledge of CNB Bancshares, consideration of any of the requirements or matters referred to in Sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) except as listed in the Disclosure Schedule, such Qualified Benefit Plan has been maintained in accordance with and continues to be in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan has been maintained in accordance with and continues to be in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) to the best knowledge of CNB Bancshares, any Qualified Benefit Plan terminated within the last five years was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied; and (f) to the best knowledge of

CNB Bancshares, any and all amendments to the Qualified Benefit
Plans not covered by an IRS determination letter should not adversely affect the qualified and tax exempt status of such plans.

     5. General Plan Compliance. With respect to each Benefit Plan, except as noted on the Disclosure Schedule: (a) such Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been in material compliance with applicable Code provisions; and (b) such Benefit Plan has been, to the best knowledge of CNB Bancshares, operated in substantial compliance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and to the extent such Benefit Plan is a group health plan subject to the requirements of
Section 4980B of the Code ("COBRA"), has been, to the best knowledge of CNB Bancshares, operated in substantial compliance with such COBRA requirements.

     6. Prohibited Transactions. No prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

     7. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of CNB Bancshares, threatened against any Benefit Plan or against CNB Bancshares or any of the CNB
Subsidiaries with respect to any Benefit Plan.

     8. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities (as defined below) with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of CNB Bancshares and the Bank Subsidiary or, if not, in the Disclosure Schedule. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under GAAP in effect as of the date of this Agreement, or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential liabilities relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes CNB Bancshares or any of the CNB Subsidiaries and for which CNB Bancshares or any of the CNB Subsidiaries is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code,
(f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     9. Defined Benefit Pension Plan Liabilities. CNB Bancshares, the CNB Subsidiaries and any entity treated as a single employer with CNB Bancshares and any of the CNB Subsidiaries in accordance with Section 414(b), (c), (m) and (o) of the Code (hereinafter a "Controlled Group Member") (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any employee pension plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in the Disclosure Schedule, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each such employee pension plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither CNB Bancshares, any of the CNB Subsidiaries nor any Controlled Group Member participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA). Except as may be otherwise contemplated hereby, no employee, former employee, plan participant or any other party (other than CNB Bancshares or the CNB Subsidiaries) has any entitlement (under the terms of any plan document or otherwise) to any surplus assets in any Qualified Benefit Plan which is a defined benefit plan as defined in Section 414(j) of the Code.

     10. Third Party Plans. CNB Bancshares and the CNB Subsidiaries (a) have not incurred any asserted or, to the best knowledge of CNB Bancshares, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee, custodian, agent, investment manager or otherwise with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) which is maintained by an employer unrelated in ownership to CNB Bancshares or any of the CNB Subsidiaries, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code not exempt under Section 408 of ERISA and
(c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     11. Retiree Benefits. Except as listed on the Disclosure Schedule and identified as "Retiree Liability", CNB Bancshares and the CNB Subsidiaries have no obligation to provide health benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives, except for any continuation coverage provided in accordance with COBRA.

     12.     Right to Amend and Terminate.  CNB Bancshares or the
Bank Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that benefits accrued as of the date of amendment or termination are not reduced.

     13. Consummation of Transactions. Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any benefit under any Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any person under any Plan or (iii) result in the payment of any "excess parachute payment" under Section 280G of the Code or any other payment that is not deductible for any reason by the CNB Bancshares or any of the CNB Subsidiaries or their successors.

R.     Investment Portfolio.  The investment portfolios of CNB
       --------------------
Bancshares and the Bank Subsidiary consist in all material respects of securities in marketable form. Since December 31, 1998 to the date hereof neither CNB Bancshares nor the Bank Subsidiary has incurred any material and unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, CNB Bancshares is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of CNB Bancshares' and the Bank Subsidiary's investment portfolio on a consolidated basis.

S.     Anti-takeover Provisions; No Impediments.  The Directors of CNB
       ----------------------------------------
Bancshares have taken all requisite action (including, in the case of the provisions of Chapter 42 of the IBCL, through the amendment of CNB Bancshares' Amended By-laws) such that the freezeout, special shareholder voting and other requirements imposed by
Article X of CNB Bancshares' Restated Articles of Incorporation,
Article XI of CNB Bancshares' Amended By-laws, Chapter 42 and
Chapter 43 of the IBCL, and the provisions of any other applicable "freezeout", "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under the laws of Indiana, are not applicable to the Merger, this Agreement, or the Option Agreement or the transactions contemplated by this Agreement and the Option
Agreement. There is no agreement to which CNB Bancshares is a party which (i) prohibits or restricts CNB Bancshares' ability to perform its obligations under this Agreement or the Option
Agreement, or its ability to consummate the transactions contemplated hereby or thereby, or (ii) would have the effect of invalidating or voiding this Agreement or the Option Agreement, or any provisions hereof or thereof.

T.     Derivative Instruments.  All swaps, caps, floors, futures,
       ----------------------
forward contracts, option agreements, and any other derivative financial instruments, contracts or arrangements, whether entered into for CNB Bancshares' own account, or by CNB Bancshares for the account of one or more of the CNB Subsidiaries for their respective customers, were entered into (i) in the ordinary course of business, (ii) to the knowledge of CNB Bancshares, in accordance with prudent banking practices and all applicable laws, rules, regulations and regulatory policies and (iii) with counter-parties reasonably believed by CNB Bancshares to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of CNB Bancshares or one of the CNB Subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to CNB Bancshares. CNB Bancshares and each of the CNB Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to CNB Bancshares' knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

U.     Year 2000.  Neither CNB Bancshares nor any of the CNB
       ---------
Subsidiaries has received, nor to the knowledge of CNB Bancshares are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998). CNB Bancshares has made available to Fifth Third a complete and accurate copy of its plan, including its good faith estimate of the anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000 Project Management Awareness", December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk", and October 15, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness", as such issues affect any of CNB Bancshares or the CNB Subsidiaries. Between the date of this Agreement and the Effective Time, CNB Bancshares shall use its reasonable best efforts to implement such plan.

V.     Fairness Opinion.  On or before the date hereof, DLJ has
       ----------------
delivered its opinion to CNB Bancshares' Board of Directors that the consideration to be received by the shareholders of CNB Bancshares pursuant to this Agreement is fair, from a financial point of view, to the holders of the CNB Bancshares Common Stock, a true and correct form of which has been delivered to Fifth Third.

W.     Transactions with Affiliates.  Except as disclosed in the CNB
       ----------------------------
Bancshares Reports filed prior to the date hereof, from January 1, 1999 through the date hereof there have been no transactions, agreements, arrangements or understandings between CNB Bancshares or any of the CNB Subsidiaries, on the one hand, and the CNB Bancshares' affiliates (other than wholly-owned subsidiaries of CNB Bancshares) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

X.     Expiration of Representations and Warranties.  All representations and
       --------------------------------------------
warranties contained in this Article II shall expire at the Effective Time, and, thereafter, CNB Bancshares and the Bank
Subsidiary shall have no further liability or obligations with respect thereto.

    ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

Fifth Third represents and warrants to CNB Bancshares that as of the date hereof or as of the indicated date, as appropriate, subject to the standard set forth in Section I.S.:

A.     Organization.  Fifth Third is duly incorporated, validly
       ------------
existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and Fifth Third's wholly-owned subsidiary Fifth Third Bank, Indiana, an Indiana banking corporation ("Fifth Third Bank, Indiana"), is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Indiana and is duly authorized to conduct the business in which it is engaged.

B.     Capitalization.  Pursuant to Fifth Third's Second Amended
       --------------
Articles of Incorporation, as amended, the total number of shares of capital stock Fifth Third is authorized to have outstanding is 500,500,000 of which 500,000,000shares are classified as Common Stock without par value and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on May 31, 1999, 268,746,761 shares of Fifth Third Common Stock were issued and outstanding and 318,761 shares were held in its treasury. As of the date of this Agreement, no shares of Preferred Stock have been issued by Fifth Third. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans. At May 31, 1999, (a) 16,614,000 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under its stock option plans and 7,417,291 shares were reserved for issuance under options to be granted in the future, (b) 39,609,874 shares of Fifth Third Common Stock were reserved for issuance to the shareholders of CNB Bancshares pursuant to the terms of this Agreement.

C.     Intentionally Omitted.
       ---------------------

D.     Due Issuance.  All shares of Fifth Third Common Stock to be
       ------------
received by the shareholders of CNB Bancshares as a result of the Merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, duly and validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

E.     Financial Statements.  Fifth Third has previously furnished to
       --------------------
CNB Bancshares its audited, consolidated balance sheets, statements of operations, statements of shareholders' equity and cash flows as of and at December 31, 1998, and for the year then ended, together with the opinion of its independent certified public accountants associated therewith. Fifth Third has made available to CNB Bancshares the Call Reports as filed with the applicable federal banking agency of the Fifth Third
Bank, Indiana as of and at December 31, 1996, 1997 and 1998.
Fifth Third also has furnished to CNB Bancshares (i) its unaudited, consolidated financial statements as at March 31, 1999, and for the three (3) months then ended, and (ii) the Call Reports as filed with the Federal Reserve Bank of the Fifth Third Bank, Indiana for the quarter ended March 31, 1999. As soon as they are available, Fifth Third will provide to CNB Bancshares Fifth
Third's unaudited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as of and at June 30, 1999, and for the six months then ended. Such audited and unaudited consolidated financial statements of Fifth Third fairly present or will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of Fifth Third as of the date thereof, and for the years or periods covered thereby, in conformity with GAAP, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for normal (in nature and amount) year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Fifth Third or any of its subsidiaries required to be disclosed in the financial statements (or in the footnotes to the financial statements) so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Since March 31, 1999, Fifth Third and its subsidiaries have not incurred any liabilities outside the ordinary course of business consistent with past practice.

F.     No Material Adverse Effect.  Since December 31, 1998, no event
       --------------------------
has occurred and no fact or circumstance shall have come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article III or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to Fifth Third.

G.     Board Approval; Corporate Authority; No Breach.  1.  The Board
       ----------------------------------------------
of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to CNB Bancshares shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth
Third.

     2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, has been duly executed and delivered and constitutes the valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that (i) enforceability hereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and
(ii) the availability of certain remedies may be precluded by general principles of equity.

     3. Neither the execution of this Agreement nor the Option Agreement, nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of Fifth Third, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

     4. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

H.     Articles and Regulations.  Complete and accurate copies of (i)
       ------------------------
the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to CNB Bancshares.

I.     Compliance with Law.  To the knowledge of Fifth Third, neither
       -------------------
Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a Material Adverse Effect on Fifth Third and its subsidiaries taken as a whole. To the best knowledge of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

J.     SEC Filings; Regulatory Reports.  1.  Fifth Third has made
       -------------------------------
available to CNB Bancshares an accurate and complete copy (including all exhibits and all documents incorporated by reference) of each of the following documents as filed by Fifth Third with the SEC: (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Fifth Third with the SEC, pursuant to the Securities Act or the Exchange Act, and (b) each communication mailed by Fifth Third to its stockholders since January 1, 1997. Since January 1, 1997, Fifth Third has timely filed (and will timely file after the date of this Agreement) all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied (and, in the case of all reports and other documents filed after the date of this Agreement, will comply) in all material respects with the published rules and regulations of the SEC. As of the date of filing or mailing, as the case may be, no such registration statement, prospectus, report, schedule, proxy statement or communication contained (and no registration statement, prospectus, report, schedule, proxy statement or communication filed or mailed after the date of this Agreement will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but filed before the date hereof) shall be deemed to modify information as of an earlier date, or omitted any material exhibit required to be filed therewith. No event has occurred subsequent to December 31, 1998 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to CNB Bancshares.

     2. Fifth Third and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any SRO and any other Regulatory Agencies, and all other reports, registrations and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Fifth Third and its subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Fifth Third, investigation into the business or operations of Fifth Third or its subsidiaries since January 1, 1997. To the best knowledge of Fifth Third, there is no unresolved violation, or material criticism or exception, by any bank Regulatory Agency with respect to any report, registration or statement relating to any examinations of Fifth Third or its subsidiaries.

K.     Litigation; Regulatory Action.  1.  There are no actions, suits,
       -----------------------------
proceedings, investigations or assessments of any kind pending or, to the best knowledge of Fifth Third, threatened against Fifth
Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth
Third, or reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement.

     2. Neither Fifth Third nor any of its subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other governmental entity, that restricts the conduct of its business or has resulted, or could reasonably be expected to result, in a liability or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each a "Fifth Third Regulatory Agreement"), nor has Fifth Third or Fifth Third Bank, Indiana (a) been advised since January 1, 1996 by any Regulatory Agency or other governmental entity that it is considering issuing or requesting any such Fifth Third Regulatory Agreement or (b) any actual knowledge of any pending or threatened regulatory investigation.

L.     Loan Losses.  Since December 31, 1998 to the date hereof, none
       -----------
of Fifth Third's banking subsidiaries and Bank subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of Fifth Third, and in the light of any banking or Bank subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of December 31, 1998, their consolidated reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

M.     Tax Returns.  Fifth Third and its subsidiaries have timely filed
       -----------
all federal, state and local tax returns required to be filed
(after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.
All tax returns filed by Fifth Third and its subsidiaries are complete and accurate in all material respects.

N.     Broker.  Except for Salomon Smith Barney Inc., Fifth Third has
       ------
no direct or indirect commitment to any investment banker, broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any investment banker's, broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

O.     Investment Portfolio.  The investment portfolios of Fifth Third
       --------------------
and its subsidiaries and affiliates consist in all material respects of securities in marketable form. Since December 31, 1998, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any material and unusual or extraordinary losses in their respective investment portfolios, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

P.     Taxes; Accounting.  Fifth Third has no reason to believe that
       -----------------
any conditions exist that might prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section
368(a) of the Code or for pooling-of-interests accounting treatment.

Q.     Year 2000.  Neither Fifth Third nor any of its subsidiaries has
       ---------
received,nor to the knowledge of Fifth Third are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory
Letter No. SR 98-3 (SUP), dated March 4, 1998). Fifth Third has made available to CNB Bancshares a complete and accurate copy of its plan, including its good faith estimate of the anticipated associated costs, for addressing the issues set forth in the Year
2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000 Project Management Awareness", December 17,
1997, entitled "Safety and Soundness Guidelines Concerning the
Year 2000 Business Risk", and October 15, 1998, entitled
"Interagency Guidelines Establishing Year 2000 Standards for
Safety and Soundness", as such issues affect any of Fifth Third or its subsidiaries. Between the date of this Agreement and the Effective Time, Fifth Third shall use its reasonable best efforts to implement such plan.

R.     Expiration of Representations and Warranties.  All
       --------------------------------------------
representations and warranties contained in this Article III shall expire at the Effective Time, and thereafter, Fifth Third shall have no further liability or obligation with respect thereto.

  ARTICLE IV.  OBLIGATIONS OF CNB BANCSHARES BETWEEN THE DATE OF
               THIS AGREEMENT AND THE EFFECTIVE TIME.

A.     Shareholders' Meeting.  CNB Bancshares, in consultation with
       ---------------------
Fifth Third, will take all actions necessary to call and hold an annual or a special meeting of CNB Bancshares' shareholders as soon as practicable after the Fifth Third registration statement relating to the shares of Fifth Third Common Stock to be issued in the Merger has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving the Merger and the plan of merger (within the meaning of Section 23-1-40-1 of the IBCL) contained in this Agreement (and any other documents or actions necessary to the consummation of the Merger) pursuant to law. The Board of Directors of CNB Bancshares shall be permitted to withdraw or modify in a manner adverse to Fifth Third (or not to continue to make) its recommendation to its shareholders (including recommending that shareholders vote against the Merger) if, but only if, (a) in the reasonable opinion of the Board of Directors of CNB Bancshares upon the advice of its outside counsel, such action is required in order for the Board of Directors of CNB Bancshares to comply with duties applicable to directors under applicable law, and (b) CNB Bancshares has given Fifth Third five business days' prior notice of its intention to withdraw or modify such recommendation and CNB Bancshares' Board of Directors has considered any proposed changes to this Agreement (if any) proposed by Fifth Third prior to such five day period. Without limiting the generality of the foregoing, CNB Bancshares agrees that its obligations pursuant to the first sentence of this
Section IV.A. shall not be altered by the commencement, public proposal, public disclosure or communication to CNB Bancshares of any Acquisition Proposal (as defined below), including without limitation a Superior Proposal (as defined below), or a decision by the Board of Directors of CNB Bancshares to withdraw or modify in a manner adverse to Fifth Third (or not to continue to make) its recommendation to its stockholders to approve the Merger and the plan of merger contained in this Agreement. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide Acquisition Proposal for all of the outstanding shares of the CNB Bancshares Common Stock on terms the Board of Directors of CNB Bancshares determines in its good faith judgment (taking into account the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all of CNB Bancshares' shareholders than this Agreement and the Merger taken as a whole.

B.     No Solicitation.  CNB Bancshares and its subsidiaries, and the
       ---------------
officers, directors, financial or legal advisors of CNB Bancshares and its subsidiaries, will not, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition
Proposal or (b) engage in negotiations with, or disclose any nonpublic information relating to CNB Bancshares or any of its subsidiaries or afford access to the properties, books or records of CNB Bancshares or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal; provided that CNB Bancshares may, in response to an unsolicited written proposal from a third party regarding an Acquisition
Proposal engage in the activities specified in clause (b) of this
Section IV.B., if (i) in the reasonable opinion of the Board of Directors of CNB Bancshares upon the advice of its outside counsel, such action is required for the Board of Directors of CNB Bancshares to comply with the duties applicable to directors under applicable law and (ii) CNB Bancshares has received from such third party an executed confidentiality agreement with terms not materially less favorable to CNB Bancshares than those contained in the confidentiality agreement entered into between CNB
Bancshares and Fifth Third dated June 14, 1999. CNB Bancshares will immediately notify Fifth Third orally and will promptly (and in no event later than 24 hours after the relevant event) notify Fifth Third in writing (which oral and written notices shall identify the person making the Acquisition Proposal or request for information and set forth the material terms thereof) after having received any Acquisition Proposal, or request for nonpublic information relating to CNB Bancshares or any of its subsidiaries or for access to the properties, books or records of CNB
Bancshares or any of its subsidiaries by any person who is considering making or has made an Acquisition Proposal. CNB Bancshares will keep Fifth Third fully and currently informed of the status and details of any such Acquisition Proposal or request and any related discussions or negotiations. CNB Bancshares shall, and shall cause the CNB Subsidiaries and its directors, officers and financial and legal advisors to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted heretofore with respect to any Acquisition Proposal. Nothing in this Section
IV.B. shall prohibit CNB Bancshares or its Board of Directors from taking and disclosing to the stockholders of CNB Bancshares a position with respect to an Acquisition Proposal by a third party to the extent required under the Exchange Act or from making such disclosure to the stockholders of CNB Bancshares which, in the reasonable opinion of the Board of Directors of CNB Bancshares upon the advice of its outside counsel, is required under applicable law; provided that nothing in this sentence shall affect the obligations of CNB Bancshares and its Board of Directors under any other provision of this Agreement. For purposes of this

Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (a) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of CNB Bancshares or more than 25% of any Significant Subsidiary of CNB Bancshares, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of CNB Bancshares or all or a substantial portion of the assets or deposits of any Significant Subsidiary of CNB Bancshares, (c) a merger or consolidation, or any similar transaction, involving CNB Bancshares or any Significant Subsidiary of CNB Bancshares, or (d) any substantially similar transaction.

C.     Valuation Adjustment.  Consistent with GAAP, CNB Bancshares
       --------------------
agrees that on or before the Effective Time based on a review of the Bank Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, CNB Bancshares will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to CNB Bancshares as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time.

D.     Operations in the Ordinary Course; Forbearances.  From the date
       -----------------------------------------------
of this Agreement until the Effective Time, CNB Bancshares and the CNB Subsidiaries will be operated in the ordinary course of business, and none of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld or unreasonably delayed: make any changes in its Restated Articles of Incorporation, Amended By-laws, or corporate structures; issue any additional shares of CNB Bancshares Common Stock or other equity securities other than pursuant to the exercise of options granted prior to the date hereof, in the form of permissible stock dividends (as described below), upon conversion of Convertible Debentures, pursuant to the Dividend Reinvestment Plan or as set forth in the Disclosure Schedule pursuant to Section II.A.1. with respect to Benefit Plans; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; repurchase any equity securities, other than (subject to Section VII.J.) the repurchase of shares of CNB Bancshares Common Stock in accordance with past practice (as to timing and amount) and in compliance with applicable law and the safe harbor requirements of Rule 10b-18 of the Exchange Act;
make any material changes in its method of business operations;
make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $500,000 (except as set forth in the Disclosure Schedule); make, enter into or renew any agreement for services to be provided to CNB Bancshares or the CNB Subsidiaries or permit the automatic renewal of any such agreement, other than the agreements identified in the Disclosure Schedule which are specifically identified on such Schedule as agreements which CNB Bancshares intends to renew, except any agreement for services having a term of not more than six (6)
months and requiring the expenditure of not more than $500,000
(for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal); acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies or any material assets or liabilities outside the ordinary course of business, other than such agreements existing on the date hereof and previously publicly announced or disclosed in the Disclosure Schedule; make, declare, pay or set aside for payment any cash dividends on its own stock other than normal and customary cash dividends per quarter paid in such amounts and at such times as CNB Bancshares historically has done on its Common Stock and which shall not exceed $0.24 per share in the case of the dividend to be paid in July 1999 and (subject to Section VII.J.) $0.26 per share in the case of subsequent quarters, or be paid more frequently than once per calendar quarter, provided this covenant shall only apply to CNB Bancshares; make any distributions on its stock, other than
(i) stock dividends to be declared in accordance with past practice (subject to Section VII.J. and provided that Fifth Third has been given a reasonable opportunity prior to such declaration to review and comment on any announcement with respect thereto) and (ii) cash dividends, as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; provide any increases in employee salaries or benefits other than in the ordinary course of business; or take any intentional action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in
Article VI not being satisfied or in a violation of any provision of this Agreement, except, in every case, as required by applicable law, regulation or safe and sound banking practices.
CNB Bancshares agrees that it will not sell, transfer, mortgage or otherwise dispose of or encumber any of the shares of the capital stock of the CNB Subsidiaries which are now owned by it, and neither CNB Bancshares nor any of the CNB Subsidiaries shall sell, transfer, mortgage or otherwise dispose of or encumber any other assets, except in the ordinary course of business consistent with past practice. CNB Bancshares agrees that neither it nor the CNB Subsidiaries will agree to, or make any commitment to, take any of the actions prohibited by this Section IV.D.

 ARTICLE V.  COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

A.     Registration Statement and Proxy Statement.  1.  Each of Fifth
       ------------------------------------------
Third and CNB Bancshares agree to cooperate in the preparation of a registration statement on Form S-4 (the "Registration
Statement") to be filed by Fifth Third with the SEC in connection with the issuance of Fifth Third Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of CNB Bancshares constituting a part thereof (the "Proxy Statement") and all related documents). The Registration Statement and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Fifth Third and CNB Bancshares agree to each use their best efforts to enable CNB Bancshares to file the Proxy Statement in preliminary form with the SEC within sixty (60) days of the date hereof and CNB Bancshares agrees to furnish the preliminary Proxy Statement in draft form for comments to Fifth
Third at least 5 days prior to the anticipated filing.  Unless
Fifth Third elects to file the Registration Statement sooner, Fifth Third agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Fifth Third and CNB Bancshares shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Registration Statement and the Proxy Statement, as the case may be, to the other party, and advise the other party of any oral comments with respect to the Registration Statement or the Proxy Statement received from the SEC. Each of Fifth Third and CNB Bancshares agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. As promptly as possible after the Registration Statement is declared effective, CNB Bancshares agrees to mail the Proxy Statement to its shareholders. Fifth Third also agrees to use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the Agreement. CNB Bancshares agrees to furnish to Fifth Third all information concerning CNB
Bancshares, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     2. Each of Fifth Third and CNB Bancshares agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the CNB Bancshares shareholder meeting to approve the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     3. Fifth Third agrees to advise CNB Bancshares, promptly after Fifth Third receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Fifth Third Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. CNB Bancshares agrees to advise Fifth Third of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.

B.     Regulatory Approvals.  1.  Fifth Third will prepare and cause to
       --------------------
be filed, at the expense of Fifth Third, such notices, applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance
Corporation, the Ohio Division of Financial Institutions, the
Michigan Financial Institutions Bureau, and any other Regulatory Agencies or stock exchanges as are required to secure the requisite approvals for the consummation of the transactions provided for in this Agreement. Fifth Third shall use its reasonable best efforts to file all such applications within forty-five (45) days of the date of this Agreement and to use all reasonable efforts to secure all such approvals. CNB Bancshares agrees that it will cooperate with Fifth Third and, as promptly as practicable after request and at its own expense, provide Fifth
Third with all information and documents concerning CNB Bancshares and the Bank Subsidiary, as shall be required in connection with preparing such notices, applications and other documents and in connection with securing such approvals.

     2. Fifth Third and CNB Bancshares shall promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

C.     Reasonable Best Efforts.  Each of the parties hereto agrees to
       -----------------------
use its reasonable best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies; provided that nothing in this Agreement shall obligate
Fifth Third to agree to any conditions, restraints or requirements that would materially adversely reduce the anticipated economic or business benefits of the Merger to Fifth Third or could reasonably be expected to have a Material Adverse Effect on CNB Bancshares and the CNB Subsidiaries taken as a whole (a "Burdensome
Condition") it being understood that a condition preventing the integration of the computer systems of CNB Bancshares or any of the CNB Subsidiaries with those of Fifth Third or its subsidiaries until after January 1, 2000 shall not be deemed a Burdensome Condition).

D.     Access to Information.  1.  CNB Bancshares agrees to permit
       ---------------------
Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit CNB Bancshares, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of its respective subsidiaries as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of CNB Bancshares and the CNB Subsidiaries or Fifth Third and its subsidiaries, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in Section V.D.2. hereof); provided, however, no investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other party set forth herein.

     2. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by CNB Bancshares concerning CNB Bancshares or the Bank Subsidiary. CNB Bancshares will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to CNB Bancshares or Fifth Third, as the case may be, and shall not be used by Fifth Third or CNB Bancshares, as the case may be, in any way detrimental to CNB Bancshares or Fifth Third.

     3. As soon as they are available, CNB Bancshares will provide to Fifth Third CNB Bancshares' unaudited, consolidated balance sheets, statements of income, changes in stockholders' equity and cash flows as of and at June 30, 1999, and for the six months then ended, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third, and audited, consolidated financial statements as at December 31, 1999 and for the year then ended, as soon as practicable, in each case, until the Closing Date. Such audited and unaudited consolidated financial statements of CNB Bancshares will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of CNB Bancshares as of the date thereof, and for the years or periods covered thereby, in conformity with GAAP, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for year-end adjustments (consisting of normal recurring accruals)). CNB Bancshares timely shall furnish Fifth Third with copies of all reports filed by CNB Bancshares with the SEC subsequent to the date of this Agreement and until the Closing Date.

     4. As soon as they are available, Fifth Third will provide to CNB Bancshares Fifth Third's unaudited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as of and at June 30, 1999, and for the six months then ended, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third, and audited, consolidated financial statements as at December 31, 1999 and for the year then ended, as soon as practicable, in each case, until the Closing Date. Such audited and unaudited consolidated financial statements of Fifth Third will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of Fifth Third as of the date hereof, and for the years or periods covered thereby, in conformity with GAAP, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for normal (in nature and amount) year-end adjustments to interim results). Fifth Third timely shall furnish CNB Bancshares with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

E.     Employee Benefit Matters.  1.  If Fifth Third so requests, CNB
       ------------------------
Bancshares or the CNB Subsidiaries shall develop a plan and timetable for terminating any or all of the Qualified Benefit
Plans, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable; provided that such terminations will not adversely affect qualification of such Qualified Benefit Plans under the Code. In the event of the termination of defined benefit plans maintained by CNB Bancshares, such plans may be amended with the advance written consent of Fifth Third (which shall not be unreasonably withheld) to allow participants to elect lump sum distributions using actuarial assumptions in the CNB Bancshares defined benefit plan as of the date of this Agreement.

     2. CNB Bancshares or the CNB Subsidiaries shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans for the 1996, 1997 and 1998 plan years.

     3. All participants in the defined benefits plans maintained by CNB Bancshares shall become 100% vested as of the Effective Time. With respect to any other Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of CNB Bancshares shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time or any other date as provided therein.

     4. If Fifth Third so requests, CNB Bancshares or any of the CNB Subsidiaries shall take all actions necessary to freeze the Qualified Benefit Plans as of a date at least one day prior to the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under the Qualified Benefit Plans after the Effective Time.

     5. Except as provided otherwise pursuant hereto, CNB Bancshares and any of the CNB Subsidiaries, without the advance written consent of Fifth Third, which shall not be unreasonably withheld or delayed, shall not (a) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement; or (b) make any distributions from the Qualified Benefit Plans after the date of this Agreement other than in the ordinary course of operations of such Qualified Benefit Plans; or (c) make any contributions to the defined benefit plans maintained by CNB Bancshares or discretionary contributions to any of the Qualified Benefit Plans after the date of this Agreement; or (d) take any action which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any defined benefit plan as defined in Section 414(j) of the Code.

     6. Nonqualified Deferred Compensation Plans. For all nonqualified deferred compensation plans maintained by CNB Bancshares, Fifth Third will (a) not terminate the plan without the written consent of a majority of the participants, (b) maintain investment alternatives in the same categories as those now available to participants, (c) not require participants to alter their distribution elections, (d) provide participants or beneficiaries at least quarterly statements on their accounts, and (e) take no action which would otherwise jeopardize the tax deferral of benefits under the nonqualified deferred compensation plan.

     7. Retiree Health Plans. Fifth Third will continue to maintain (i) the retiree health plan maintained by CNB Bancshares for the individuals who are listed in the Disclosure Schedule, and
(ii) the health plan for disabled employees who are listed in the Disclosure Schedule and/or merge such plans with the retiree medical plans provided by Fifth Third.

     8. Short Term Incentive Plan and Bonus. Bonuses will be paid by CNB Bancshares in its cash bonus plan at a rate of 8% of compensation for the calendar year 1999. Short Term Incentive Plan ("STIP") distributions for the calendar year 1999 will be made at the maximum level permitted under the STIP. Employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are terminated on or after the date of this Agreement and before January 1, 2000, will receive a pro rata portion of the bonus and/or STIP distribution they otherwise would have received for the calendar year 1999. Bonuses and distributions under the STIP will be paid on or before December 31, 1999.

     9. With the advance written consent of Fifth Third (which shall not be unreasonably withheld), CNB Bancshares may amend the CNB Bancshares, Inc. Employees' Pension Plan to provide that (i) compensation through December 31, 1999 shall be taken into account notwithstanding an earlier freeze or termination of said plan and
(ii) if a participant is involuntarily terminated on or after the date of this Agreement, his compensation for purposes of the plan will be calculated as if such participant worked through December 31, 1999 based on his rate of pay as of his termination of employment.

     10. Defined Benefit Plan Surplus. The amount of the surplus in the CNB Bancshares defined benefit plan will be calculated on a plan termination basis, as of the Effective Time, as mutually agreed by CNB Bancshares and Fifth Third's actuaries. An amount equal to 50% of the surplus in excess of $6,000,000 will be used to provide enhanced benefits for (i) employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are employed by Fifth Third on December 31, 2000 and (ii) employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are involuntarily terminated on or after the date of this Agreement and prior to December 31, 2000. Said 50% share of the surplus in excess of $6,000,000 shall be reduced by (i) the potential liability determined in good faith by Fifth Third arising from the breach of any representations and warranties in Section II.Q., to be determined by Fifth Third as soon as practicable after the date hereof, but in no event later than fifteen (15) days prior to the Effective Time, and (ii) the actuarial cost (if any) determined in good faith by Fifth Third's actuaries of the amendments referred to in Section V.E. providing for immediate vesting, lump sum distributions and the inclusion of compensation through December 31, 1999. The enhanced benefits will be payable within the defined benefit plan and the nature of those benefits will be determined by the management of CNB Bancshares subject to the approval of Fifth Third (which approval shall not be unreasonably withheld.)

     11. Employees employed by Fifth Third after the Effective Time will be entitled to a flex dollar allocation of not less than 6% of such employees' qualifying compensation (or an allocation comparable thereto) under the Fifth Third Section 125 Plan allocable over the pay periods in the year 2000 (falling after the Effective Time) in accordance with the terms of said plan.

F.     State Takeover Statutes.  CNB Bancshares will take all steps
       -----------------------
within its reasonable control
necessary to exempt (or continue the exemption of) the Merger, this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including, without limitation, exercise of the Option (as defined therein)) from any applicable state takeover law, as now or hereafter in effect.

G.     Affiliates.  1.  Not later than the 15th day prior to the
       ----------
mailing of CNB Bancshares' Proxy Statement with respect to the Merger, CNB Bancshares shall deliver to Fifth Third a list of each person that, to the best of CNB Bancshares' knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act, or SEC Accounting Series Releases 130 and 135 (the "CNB Bancshares Affiliates"). CNB Bancshares shall use its best efforts to cause each CNB Bancshares Affiliate to execute and deliver to Fifth Third on or before the mailing of such Proxy Statement an agreement in the form of Appendix B hereto.

     2. Fifth Third shall use its best efforts to cause each person who may be deemed to be an "affiliate" of it as that term is used in Rule 145 under the Securities Act, or SEC Accounting Series Releases 130 and 135, as the case may be, to execute and deliver to Fifth Third on or before the date of mailing of the Proxy Statement an agreement in the form of Appendix C hereto.

H.     Exemption from Liability Under Section 16(b).  Assuming that CNB
       --------------------------------------------
Bancshares delivers to Fifth Third the Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Fifth Third, or a committee of Non-Employee Directors thereof
(as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution, expressly relying on CNB Bancshares' representation that any such options or other grants were upon their issuance exempt from liability pursuant to Section 16(b) under the Exchange Act, providing that the receipt by the CNB Insiders of Fifth Third Common Stock in exchange for shares of CNB Bancshares Common Stock, and of options to purchase shares of Fifth Third Common Stock upon conversion of options to purchase shares of CNB Bancshares Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act; provided, however, that the Board of Directors of Fifth Third will be under no obligation to adopt such a resolution unless it may expressly rely on a written representation by CNB Bancshares that any such options or other grants were, upon their issuance, exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all respects regarding the CNB Insiders, the number of shares of CNB Bancshares Common Stock held by each such CNB Insider and expected to be exchanged for Fifth
Third Common Stock in the Merger, and the number and description of the options to purchase shares of CNB Bancshares Common Stock held by each such CNB Insider and expected to be converted into options to purchase shares of Fifth Third Common Stock in connection with the Merger. "CNB Insiders" shall mean those officers and directors of CNB Bancshares who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

I.     Employment Agreement.  Concurrently with the execution of this
       --------------------
Agreement, Fifth Third is entering into an employment agreement with Mr. James J. Giancola, effective as of the Effective Time.

J.     Forbearances of Fifth Third.  From the date of this Agreement
       ---------------------------
until the Effective Time, Fifth Third will not, without the prior written consent of CNB Bancshares, which consent shall not be unreasonably withheld or unreasonably delayed: make any changes in its Second Amended Articles of Incorporation or Code of Regulations in a manner adverse to the shareholders of CNB Bancshares; make, declare, pay or set aside for payment any extraordinary cash dividends on its own stock; or agree to, or make any commitment to, take any of the actions prohibited by this Section V.J.

K.     Coordination of Dividends.  Fifth Third and CNB Bancshares shall
       -------------------------
coordinate (on a mutually agreeable basis that will not materially impair Deloitte & Touche LLP's ability to deliver the letters referred to in Section VI.B.6.) the timing of the declaration and payment of dividends payable after the date hereof so that Fifth
Third and CNB Bancshares shareholders will receive during each quarter fair dividends and in no event shall Fifth Third or CNB Bancshares shareholders fail to receive a fair dividend, or receive more than one fair dividend, during any quarter up to and including the quarter immediately following the quarter during which the Effective Time occurs.

           ARTICLE VI.  CONDITIONS PRECEDENT TO CLOSING

A.     Conditions to the Obligations of Each of the Parties.
       ----------------------------------------------------
The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

     1. The shareholders of CNB Bancshares shall have duly approved the Merger and the plan of merger contained within this Agreement in accordance with and as required by law and in accordance with CNB Bancshares' Restated Articles of Incorporation and Amended Bylaws.

     2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Financial Institutions, the Michigan Financial Institutions Bureau, and the Federal Deposit Insurance Corporation to the extent required and, in the case of Fifth Third's obligation, none of such orders, consents, clearances and approvals and requirements shall be subject to a Burdensome Condition.

     3. Any waiting period mandated by law in respect of the final requisite approval by any applicable Regulatory Agency of the transaction contemplated herein shall have expired.

     4. No order or injunction of any federal or state agency or court shall be in effect preventing, prohibiting or enjoining the transactions contemplated by this Agreement.

     5. Fifth Third shall have registered its shares of Fifth Third Common Stock to be issued to the CNB Bancshares shareholders hereunder with the SEC pursuant to the Securities Act, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the CNB Bancshares shareholders hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

     6. Fifth Third and CNB Bancshares shall have received from Deloitte & Touche LLP, independent auditors for Fifth Third, letters, dated the date of or shortly prior to each of the mailing date of the Proxy
Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

B.     Additional Conditions to the Obligations of Fifth Third.
       -------------------------------------------------------

The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions unless waived by Fifth Third in a writing delivered to CNB
Bancshares which specifically refers to the condition or conditions being waived:

     1. All of the representations and warranties of CNB Bancshares set forth in Article II of this Agreement shall be true and correct (subject to the standard set forth in Section I.S.) both as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct (subject to the standard set forth in Section I.S.) as of such date.

     2. CNB Bancshares shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

     3. Fifth Third shall have received a certificate from CNB Bancshares, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to the best knowledge and belief of such chief executive officer and chief financial officer of each that the conditions set forth in Section VI.B.1. and VI.B.2. have been satisfied.

     4. Fifth Third shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Fifth Third, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (a) the Merger constitutes a "reorganization" within the meaning of
Section 368 (a) of the Code and (b) that, accordingly, no gain or loss will be recognized by Fifth Third as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in letters from Fifth Third and CNB Bancshares.

     5. No investigation or action by any state or federal agency shall have been threatened in writing or instituted seeking to enjoin or prohibit or unwind the transactions contemplated hereby and no governmental action or proceeding shall have been threatened or instituted before any court or governmental body or authority, seeking to enjoin or prohibit or unwind, the transactions contemplated hereby or seeking to impose material sanctions or penalties as a result thereof (other than investigations, actions and proceedings which have been withdrawn prior to the Closing without Material Adverse Effect on Fifth Third or CNB Bancshares, individually or on a combined basis, and other than regularly scheduled regulatory examinations).

C.     Additional Conditions to the Obligations of CNB Bancshares.
       ----------------------------------------------------------

The obligation of CNB Bancshares to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions unless waived by CNB Bancshares in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

     1. All of the representations and warranties of Fifth Third set forth in Article II of this Agreement shall be true and correct (subject to the standard set forth in Section I.S.) both as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct (subject to the standard set forth in Section I.S.) as of such date.

     2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

     3. CNB Bancshares shall have received a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to each of such officers' best knowledge and belief that the conditions set forth in Section VI.C.1. and VI.C.2. have been satisfied.

     4. CNB Bancshares shall have received an opinion of Lewis, Rice & Fingersh, L.C., counsel to CNB Bancshares, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (a) the Merger constitutes a "reorganization" within the meaning of
Section 368 (a) of the Code and (b) that, (i) no gain or loss will be recognized by CNB Bancshares as a result of the Merger and (ii) no gain or loss will be recognized by stockholders of CNB Bancshares who receive Fifth Third Common Stock in exchange for shares of CNB Bancshares Common Stock, except for cash received in lieu of fractional share interests. In rendering such opinion, such counsel may require and rely upon reasonable assumptions and require and rely upon representations contained in letters from Fifth Third and CNB Bancshares.

                ARTICLE VII.  ADDITIONAL COVENANTS

A.     Bank Merger.  The Bank Subsidiary shall be merged with Fifth,
       -----------
Third Bank, Indiana, to be effective at the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of the Bank Subsidiary, the separate corporate existence of the Bank Subsidiary shall cease by operation of law.

B.     Employment Arrangements.  1.  Fifth Third shall use its best
       -----------------------
efforts to employ at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the employees of CNB Bancshares and all of the subsidiaries of CNB Bancshares who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies. Immediately following the Effective Time, Fifth Third shall provide the employees of CNB Bancshares and all subsidiaries of CNB Bancshares ("Transferred Employees") who become employees of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger as a group with employee benefit plans in the aggregate that are comparable in all material respects with the employee benefit plans provided to similarly situated employees of Fifth Third. Under each employee benefit plan sponsored or maintained by Fifth Third or its subsidiaries or affiliates in which Transferred Employees participate, prior service with CNB Bancshares and any of the subsidiaries of CNB Bancshares
(including service prior to acquisition by CNB Bancshares to the extent CNB Bancshares takes such service into account) shall be taken into account for purposes of eligibility, vesting and, with the exception of any defined benefit plan, the accrual of benefits. In addition, with respect to any payroll practice (such as accrued vacation) where service is utilized to determine the amount of benefit under such practice, prior service with CNB Bancshares and any subsidiaries of CNB Bancshares (including service prior to acquisition by CNB Bancshares to the extent CNB Bancshares takes such service into account) shall be taken into account. With respect to any employee of CNB Bancshares subsidiaries of CNB Bancshares who is not employed by Fifth Third or one of its subsidiaries or affiliates as of the Effective Time, Fifth Third shall be responsible for providing continuation coverage to such employee (and his or her dependents), as required by COBRA. With respect to any former employee of CNB Bancshares or the CNB Subsidiaries (or their dependents) who is receiving continuation coverage under COBRA as of the Effective Time, Fifth Third shall be responsible to maintain such continuation coverage in compliance with COBRA. Notwithstanding the above, there will be no duplication of benefits for employees of CNB Bancshares and the subsidiaries of CNB Bancshares. Transferred Employees shall be entitled to a flex dollar allocation (or an allocation comparable thereto) under the Fifth Third Section 125 Plan allocable over the pay periods in the year 2000 (falling after the Effective Time) in accordance with the terms of said plan.

     2. Those employees of CNB Bancshares and the subsidiaries of CNB Bancshares who do not have an employment, change in control or severance agreement and who are not employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be materially decreased, in any case and in both cases, within ninety
(90) days after the Effective Time, and who sign and deliver a termination and release agreement in a form acceptable to Fifth Third, shall be entitled to severance pay equal to, in the case of CNB Bancshares or subsidiaries of CNB Bancshares, two (2) weeks of pay for each completed year of service (with a minimum of four (4) weeks) up to a maximum of twenty-six (26) weeks of pay, plus any earned but not paid vacation pay. Fifth Third shall provide sufficient notification to CNB Bancshares of those employees it will not be hiring in order that such employees terminated by CNB Bancshares can be given appropriate notice of termination in advance of the effectiveness thereof. CNB Bancshares shall cooperate with Fifth Third to effectuate the foregoing and to comply with, and provide notices regarding, the Workers Adjustment and Retraining Act or any similar state or local law, including without limitation, providing notices to employees and government representatives. Nothing contained in this Section VII.B.2. shall be construed or interpreted to limit or modify in any way Fifth
Third's at will employment policy.

     3. Notwithstanding anything herein to the contrary, in lieu of any severance benefits provided in Section VII.B.2. above, Fifth Third shall acknowledge and assume, upon consummation of the Merger, the obligations of CNB Bancshares under all existing change in control and employment agreements specifically identified by CNB Bancshares in Sction VII.B.3. of the Disclosure Schedule.

     4. Effective at the Effective Time, Fifth Third shall establish a retention program (the "Retention Program") for key employees of CNB Bancshares or the CNB Subsidiaries under which certain key employees will be granted options on the Effective Date to purchase shares of Fifth Third Common Stock. The number of shares of Fifth Third Common Stock which will be reserved for issuance under the Retention Program shall be 250,000 shares, subject to the adjustment provided in Section I.E. hereof. Such options will vest on the same schedule as those options regularly granted to Fifth Third's employees. CNB Bancshares' management team shall recommend key employees that may be eligible for grant of an award under the Retention Program and shall cooperate with Fifth Third's management team in identifying and determining the key employees who will participate in the Retention Program, provided that the final determination of which employees will participate and the amount, terms and conditions of such awards will be determined by Fifth Third in its sole discretion.

C.     Director, Officer and Employee Indemnification.  1.  From and
       ----------------------------------------------
after the Effective Time, Fifth Third shall assume the obligations of CNB Bancshares and the Bank Subsidiary or any of their subsidiaries arising under applicable Ohio, Michigan, Indiana and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the CNB Bancshares' Restated Articles of Incorporation and Amended By-laws or the Bank Subsidiary's Articles of Incorporation and Bylaws as in effect on the date hereof, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of CNB Bancshares, the Bank Subsidiary, or any of their subsidiaries or predecessors (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of CNB Bancshares, the Bank Subsidiary or any of their subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under CNB Bancshares' Restated Articles of Incorporation or Amended By-laws or the Bank Subsidiary's Articles of Incorporation or Bylaws. Fifth Third's assumption of the indemnification obligations of CNB Bancshares, the Bank Subsidiary or any of their subsidiaries as provided herein shall continue for the period of the applicable statute of limitations after the Effective Time or, in the case of claims asserted prior to the fifth anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this Section VII.C. except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this Section VII.C. unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties.

     2. From and after the Effective Time, the directors, officers and employees of CNB Bancshares and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnification rights set forth in Section VII.C.1., shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

     3.     The obligations of Fifth Third provided under this
Section VII.C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified Parties, and shall be binding on all respective successors of Fifth Third.

     4. Fifth Third shall also purchase and keep in force for a six (6) year period, a policy of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by CNB Bancshares' existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 100% per annum of the costs currently paid per annum for such coverage by CNB Bancshares.

     5. The rights set forth in this Section VII.C. are in addition to and not in substitution of other indemnification and related rights that such Indemnified Parties may otherwise be entitled to receive under CNB Bancshares' Restated Articles of Incorporation, Amended By-laws or applicable law.

D.     Notices.  All notices, requests, consents, and demands under
       -------
this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid, or by confirmed air courier, and addressed, if to CNB Bancshares to Mr. James J. Giancola, President and CEO, CNB Bancshares, Inc., 20 NW Third Street, Evansville, Indiana 47739, with a copy to Thomas C. Erb, Esq., Lewis, Rice & Fingersh, 500 North Broadway, St. Louis, Missouri 63102; and, if to Fifth Third, to Mr. George A.
Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Senior Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, M.D. 10AT76, Cincinnati, Ohio 45263, with a copy to Victor
I. Lewkow, Esq., Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be sent by certified mail, postage pre-paid, return receipt requested.

E.     Entire Agreement.  This Agreement, together with the written
       ----------------
instruments specifically referred to herein and such other written agreements delivered by Fifth Third or CNB Bancshares to each other pursuant hereto, constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Article X hereof.

F.     Electronic Funds Transfers.  CNB Bancshares and the Bank
       --------------------------
Subsidiary shall cooperate with Fifth Third in providing for the conversion of all of CNB Bancshares' electronic funds transfer related services to MPS and the Jeanie system at, or as soon as practicable after, the Effective Time.

G.     Press Releases.  Fifth Third and CNB Bancshares shall agree with
       --------------
each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its outside counsel deems required by law.

H.     Expenses.  Each party hereto will bear all expenses incurred by
       --------
it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses for the Proxy
Statement and Registration Statement and SEC filing and registration fees shall be shared equally between

Fifth Third and CNB Bancshares.

I.     Advice of Changes.  1.  Between the date hereof and the Closing
       -----------------
Date, CNB Bancshares shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent; provided, that no such disclosure shall affect or modify any representation or warranty of CNB Bancshares contained herein or made pursuant hereto.

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise CNB Bancshares in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent; provided, that no such disclosure shall affect or modify any representation or warranty of Fifth Third contained herein or made pursuant hereto.

     3. Each party hereto will promptly notify the other party in writing of the occurrence of any event which will or may result in the failure to satisfy any material condition precedent set forth in this Agreement. Between the date of this Agreement and the Closing Date, each party hereto will notify the other of the satisfaction of such material conditions precedent as they occur.

J.     Tax and Accounting Treatment.  Neither Fifth Third nor CNB
       ----------------------------
Bancshares will take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code or as a "pooling of interests" for accounting purposes.

K.     Enforcement of this Agreement.  The parties hereto agree that
       -----------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

                   ARTICLE VIII.     TERMINATION

A.     Bases for Termination.  This Agreement may be terminated at any
       ---------------------
time prior to the Effective Time by written notice delivered by Fifth Third to CNB Bancshares or by CNB Bancshares to Fifth Third in the following instances:

     1. By Fifth Third or CNB Bancshares, if there has been to the extent contemplated in Section VI.B.1. or VI.B.2. or Section VI.C.1. or VI.C.2. herein, as the case may be, a breach of a representation or warranty (subject to the standard in Section I.S.) or a material breach of any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such breach has not been cured within thirty (30) days after receipt of written notice or is not capable of being cured, provided, the party in breach or default shall have no right to terminate for its own breach or default. For purposes hereof, a breach of Sections IV.A. or IV.B. will be deemed not capable of being cured.

     2. By Fifth Third or CNB Bancshares, if the merger transaction contemplated herein has not been consummated by April 1, 2000, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

     3.     By the mutual written consent of Fifth Third and CNB Bancshares.

     4. By Fifth Third if any event occurs which renders impossible of satisfaction one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections VI.A. and VI.B. herein and non-compliance is not waived by Fifth Third.

     5. By CNB Bancshares if any event occurs which renders impossible of satisfaction one or more of the conditions of the obligations of CNB Bancshares to effect the Merger as set forth in Sections VI.A. and VI.C. herein and non-compliance is not waived by CNB Bancshares.

     6.     By Fifth Third if the Board of Directors of CNB
Bancshares shall have publicly announced its withdrawal or modification in a manner adverse to Fifth Third of its favorable recommendation of the Merger.

     7. By Fifth Third or CNB Bancshares if CNB Bancshares shareholders, acting at a meeting held for the purpose of voting upon the Merger, vote not to approve the Merger in the manner required by law.

B.     Effect of Termination.  Upon termination as provided in this
       ---------------------
Article VIII, this Agreement, except for the provisions of Sections V.D.2. and VII.H. hereof, shall be void and of no further force or effect, and neither party hereto (nor any of their respective officers, directors or subsidiaries) shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination, but in no event shall any party be liable for punitive or exemplary damages.
Termination of this Agreement shall not affect the Option
Agreement except as set forth therein.

            ARTICLE IX.     CLOSING AND EFFECTIVE TIME

The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday selected by Fifth Third which is not more than 15 days after the satisfaction or waiver of all of the conditions precedent to consummation of the Merger set forth in Article VI hereof (other than those conditions which by their nature cannot be satisfied until the Closing), including the expiration of all regulatory waiting periods, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of a certificate or articles of merger (which shall be prepared by Fifth Third and reasonably satisfactory to CNB Bancshares) with the Secretary of State of the State of Ohio and the State of Indiana, respectively, in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

                       ARTICLE X.  AMENDMENT

This Agreement may be amended, modified or supplemented by the written agreement of CNB Bancshares and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of CNB Bancshares, but after any such approval by the shareholders of CNB Bancshares no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement.


                      ARTICLE XI.     GENERAL

Except to the extent that provisions of the IBCL are applicable to the Merger, this Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but, with the exception of Section I.C., Section I.D. and Section VII.C., none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the Surviving Corporation in such merger or consolidation and its Common Stock shall thereafter continue to be publicly traded and issuable to CNB Bancshares shareholders pursuant to the terms of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    ARTICLE XII.  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove set forth.

                                    FIFTH THIRD BANCORP


     (SEAL)                         By:/s/ Neal Arnold
                                       ------------------

                                    Attest:/s/ Paul L. Reynolds
                                           ------------------------


                                    CNB BANCSHARES, INC.

     (SEAL)                         By:/s/ James J. Giancola
                                       ----------------------------


                                    Attest:/s/ H. Lee Cooper
                                           ------------------------